CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.625% Senior Notes due 2025	$500,000,000	99.95%	$499,750,000	$58,070.95

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-185286

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 29, 2014)

$500,000,000

TD Ameritrade Holding Corporation

3.625% Senior Notes due 2025

We are offering $500 million principal amount of our 3.625% Senior Notes due 2025 (the “notes”).

We will pay interest on the notes on April 1 and October 1 of each year, beginning on April 1, 2015. The notes will mature on April 1, 2025. We may redeem some or all of the notes at our option at any time and from time to time at the applicable redemption price described herein.

The notes will be the Company’s unsubordinated unsecured obligations and will rank equally with all of the Company’s other existing and future unsubordinated unsecured indebtedness from time to time outstanding. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price (1)	99.950%	$499,750,000
Underwriting discount	0.690%	$3,450,000
Proceeds to us (before expenses)	99.260%	$496,300,000

(1)	Plus accrued interest, if any, from October 22, 2014, if settlement occurs after that date.

The notes will not be listed on any securities exchange or quoted on any automated quotation system. There is currently no public market for the notes.

The underwriters expect to deliver the notes to purchasers in book-entry form through the facilities of The Depository Trust Company, including its participants Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about October 22, 2014.

Joint Book-Running Managers
Barclays	BofA Merrill Lynch	Wells Fargo Securities

J.P. Morgan	TD Securities	US Bancorp

Co-Manager

Sandler O’Neill + Partners, L.P.

October 17, 2014

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those respective dates. We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer or solicitation on our behalf or on behalf of the underwriters to subscribe for and purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Prospectus Supplement

Page

About This Prospectus Supplement	S-ii

Where You Can Find More Information	S-iii

Cautionary Statement Concerning Forward-Looking Statements	S-iv

Summary	S-1

Risk Factors	S-8

Prospectus

Plan of Distribution	15
Legal Matters	17
Experts	17

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific details regarding this offering and the notes offered hereby. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. The prospectus is part of a registration statement on Form S-3 (File No. 333-185286) filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). You should read this prospectus supplement, the accompanying prospectus and the registration statement, together with additional information incorporated by reference herein as described under “Where You Can Find More Information” in this prospectus supplement.

Any information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference into the accompanying prospectus will be deemed to have been modified or superseded to the extent that a statement subsequently contained in this prospectus supplement or the accompanying prospectus, in any free writing prospectus we may provide to you in connection with this offering or in any document we file (but not furnish) with the Securities and Exchange Commission (the “SEC”) under or pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that also is incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus supplement or the accompanying prospectus.

Unless otherwise indicated, references in this prospectus supplement to the terms “we,” “us,” or “TD Ameritrade” mean TD Ameritrade Holding Corporation and its subsidiaries, references to the “Company” mean TD Ameritrade Holding Corporation and not to any of its subsidiaries, and references to “fiscal” mean the Company’s fiscal year ended September 30.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus supplement, regardless of when furnished to the SEC. We incorporate by reference the following documents we have already filed with the SEC (file number 001-35509) and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2013, filed with the SEC on November 22, 2013;

•	Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed with the SEC on February 5, 2014;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the SEC on May 9, 2014;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed with the SEC on August 5, 2014;

•	Current Reports on Form 8-K filed, with the SEC on October 28, 2013, November 29, 2013, December 5, 2013, December 27, 2013, February 19, 2014, June 17, 2014 and September 18, 2014; and

•	Definitive Proxy Statement for the 2014 Annual Meeting of Stockholders, filed with the SEC on January 3, 2014.

Our SEC filings are available free of charge through our Internet website at http://www.amtd.com as soon as reasonably practicable after we electronically file these materials with the SEC. You may access these SEC filings on our website. However, the information on our Internet site is not part of this prospectus supplement or the accompanying prospectus or any other offering materials. You may also request a copy of our SEC filings at no cost, by writing or telephoning us at:

TD Ameritrade Holding Corporation

200 South 108th Avenue

Omaha, Nebraska 68154

Attention: Investor Relations

Telephone: (800) 237-8692

Our SEC filings are also available at the SEC’s website at http://www.sec.gov. You may also read and copy any documents that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

S-iii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated herein by reference, contain a number of forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions. In particular, forward-looking statements include, without limitation, our expectations regarding: general economic and political conditions and other securities industry risks; fluctuations in interest rates; stock market fluctuations and changes in client trading activity; credit risk with clients and counterparties; increased competition; systems failures, delays and capacity constraints; network security risks; liquidity risks; new laws and regulations affecting our business, regulatory and legal matters and uncertainties and the other risks and uncertainties set forth under the caption “Item 1A—Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, filed with the SEC on November 22, 2013, and any subsequently filed Quarterly Reports on Form 10-Q incorporated by reference herein. You should refer to the “Risk Factors” section of this prospectus supplement and to the Company’s periodic and current reports filed with the SEC for specific risks which would cause actual results to be significantly different from those expressed or implied by these forward-looking statements. Any forward-looking statements speak only as of the date the statement is made and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by the federal securities laws. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement and the accompanying prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this prospectus supplement and the accompanying prospectus are cautioned not to place undue reliance on the forward-looking statements.

S-iv

SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the notes. You should read this entire prospectus supplement and accompanying prospectus, including the “Risk Factors” section and the documents incorporated by reference, which are described under “Where You Can Find More Information” in this prospectus supplement.

TD Ameritrade Holding Corporation

We are a leading provider of securities brokerage services and related technology-based financial services to retail investors, traders and independent registered investment advisors (“RIAs”). We provide our services predominantly through the Internet, a national branch network and relationships with RIAs. We believe that our services appeal to a broad market of independent, value-conscious retail investors, traders, financial planners and institutions. We use our efficient platform to offer brokerage services to retail investors and institutions under a simple, low-cost commission structure.

We have been an innovator in electronic brokerage services since entering the retail securities brokerage business in 1975. We believe that we were the first brokerage firm to offer the following products and services to retail clients: touch-tone trading; trading over the Internet; unlimited, streaming, free real-time quotes; extended trading hours; direct access to market destinations; and commitment on the speed of order execution. Since initiating online trading, we have substantially increased our number of brokerage accounts, average daily trading volume and total assets in client accounts. We have also built, and continue to invest in, a proprietary trade processing platform that is both cost-efficient and highly scalable, significantly lowering our operating costs per trade. In addition, we have made significant and effective investments in building the TD Ameritrade brand.

Corporate Information

We were established in 1971 as a local investment banking firm and began operations as a retail discount securities brokerage firm in 1975. We are a Delaware corporation. Our common stock is traded on the New York Stock Exchange under the symbol “AMTD.” Our principal executive offices are located at 200 South 108th Avenue, Omaha, Nebraska 68154, and our telephone number is (402) 331-7856. Our website is http://www.amtd.com. Information contained on or accessible through our website is not a part of this prospectus supplement or the accompanying prospectus, other than documents that we file with the SEC and incorporate by reference into this prospectus supplement and the accompanying prospectus. For additional information concerning TD Ameritrade Holding Corporation, please see our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and our other filings with the SEC. See “Where You Can Find More Information.”

The Offering

This summary highlights some of the information contained in this prospectus supplement. The summary may not contain all of the information that is important to you. You should carefully read the information contained and incorporated by reference in this prospectus supplement in order to understand this offering. Terms defined under “Description of the Notes” in this prospectus supplement have the same meanings in this summary.

Issuer	TD Ameritrade Holding Corporation, a Delaware corporation.

Securities Offered	$500 million aggregate principal amount of 3.625% Senior Notes due 2025.

Maturity	The notes will mature on April 1, 2025.

Interest	Interest on the notes is payable semi-annually on April 1 and October 1 of each year, beginning on April 1, 2015, at the rate of 3.625% per year.

Optional Redemption	We may redeem the notes at our option, in whole or in part, at any time prior to January 1, 2025 (three months prior to the maturity date of the notes) at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of the Notes—Optional Redemption”), plus 25 basis points, plus, in each case, accrued and unpaid interest on the notes to the redemption date.

We may redeem the notes at our option, in whole or in part, at any time on or after January 1, 2025 (three months prior to the maturity date of the notes) at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the notes to the redemption date.

No Guarantees	The Company’s obligations in respect of the notes will not be guaranteed by any of its subsidiaries. See “Risks Relating to the Notes - The notes will be effectively subordinated to all of the Company’s future secured debt, and to the existing and future debt and other obligations of our subsidiaries, including our broker-dealer subsidiaries, which generate substantially all of our revenues and net income and own substantially all of our assets.” in this prospectus supplement.

Ranking	The notes will be the Company’s unsecured, unsubordinated obligations, and will rank equally in right of payment with all of the

Company’s existing and future unsubordinated indebtedness. The notes will be effectively subordinated to any of the Company’s existing and future secured debt, to the extent of the value of the collateral securing such debt, and will be structurally subordinated to all existing and future obligations of the Company’s subsidiaries. At June 30, 2014, the Company and its subsidiaries had approximately $1,191 million of indebtedness outstanding (including $500 million aggregate principal amount of 4.150% Senior Notes that mature on December 1, 2014) on a consolidated basis. In addition, on September 15, 2014, the Company borrowed $68.5 million under the Loan Agreement (as defined below), which indebtedness is secured by a lien on certain real estate of the Company. See “Description of the Notes—General.”

Certain Covenants	The notes contain certain restrictions, including a limitation that restricts the Company’s ability and the ability of the Company’s subsidiaries to incur liens on certain assets. See “Description of the Notes—Limitations on Liens” in this prospectus supplement.

The notes also restrict the Company’s ability to merge or consolidate with another entity or sell, lease or transfer substantially all of the Company’s properties or assets to another entity. See “Description of Debt Securities—Merger or Consolidation” in the accompanying prospectus.

Use of Proceeds	We intend to use the net proceeds from the sale of the notes, together with cash on hand, to repay the $500 million aggregate principal amount of 4.150% Senior Notes that mature on December 1, 2014. See “Use of Proceeds.”

Denomination and Form	We will issue the notes in the form of one or more fully registered global securities registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Additional Notes	We may in the future create and issue additional debt securities having the same terms and conditions as the notes offered by this prospectus supplement (other than the original issuance date and, in some cases, the public offering price, the initial interest accrual date and the initial interest payment date) and ranking equally and ratably with the notes offered hereby in all respects. If issued, any additional debt securities will become part of the same series as the notes offered by this prospectus supplement.

Governing Law	The notes will be, and the indenture is, governed by the laws of the State of New York.

Trustee	U.S. Bank National Association.

Risk Factors	Investment in the notes involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-8, as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in the notes.

Conflicts of Interest	TD Securities (USA) LLC is an affiliate of the Company. The distribution arrangements for this offering comply with the requirements of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121, regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, no FINRA member firm that has a conflict of interest under Rule 5121 may make sales in this offering to any discretionary account without the prior approval of the customer. Our affiliates, including TD Securities (USA) LLC and other affiliates may use this prospectus supplement and the attached prospectus in connection with offers and sales of the notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale. Certain of the underwriters or their affiliates may receive a portion of the net proceeds of this offering to the extent that they hold any of our 4.150% Senior Notes due 2014. In addition certain of the underwriters or their affiliates are agents and/or lenders under our Credit Agreement (as defined on page S-14). Because we intend to use a portion of the proceeds of this offering to repay our 4.150% Senior Notes due 2014 upon maturity, certain of the underwriters or their affiliates may receive in excess of 5% of the net proceeds of this offering. Such payments constitute a “conflict of interest” under FINRA Rule 5121. See “Underwriting (Conflicts of Interest).”

Summary Consolidated Financial Data

The following table sets forth our summary consolidated financial data for the periods presented below. The summary consolidated financial data as of September 30, 2013 and 2012 and for each of the three years in the three-year period ended September 30, 2013 have been derived from our audited consolidated financial statements, incorporated by reference herein. The summary balance sheet data as of September 30, 2011 has been derived from our audited consolidated financial statements for the year ended September 30, 2012, which are not incorporated by reference herein. The summary consolidated statement of income data for the year-to-date periods ended June 30, 2014 and 2013 and the summary consolidated balance sheet data at June 30, 2014 are derived from, and qualified by reference to, our unaudited interim condensed consolidated financial statements incorporated by reference herein and should be read in conjunction with those condensed consolidated financial statements and notes thereto. The summary consolidated balance sheet data as of June 30, 2013 has been derived from our unaudited condensed consolidated financial statements for the interim period ended June 30, 2013, which are not incorporated by reference herein. Our historical results are not necessarily indicative of the results of operations for future periods, and our results for interim periods are not necessarily indicative of the results that can be expected for the full fiscal year. You should read the following summary consolidated financial data in conjunction with our audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for our fiscal year ended September 30, 2013, and our unaudited condensed consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for our quarter ended June 30, 2014, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Nine Months Ended June 30,		Fiscal Year Ended September 30,
	2014	2013	2013	2012	2011
	($ in millions)
Income Statement Data:
Transaction-based revenues
Commissions and transaction fees	$1,019	$865	$1,171	$1,087	$1,228
Asset-based revenues
Net interest revenue	421	351	469	450	492
Insured deposit account fees	612	604	804	828	763
Investment product fees	226	182	250	196	166

Total asset-based revenues	1,259	1,137	1,523	1,474	1,421
Other revenues	49	53	70	80	114

Net revenues	2,327	2,055	2,764	2,641	2,763
Total operating expenses	1,381	1,279	1,708	1,707	1,715

Operating income	946	776	1,056	934	1,048
Other expense (income)	18	11	(32)	28	31

Pre-tax income	928	765	1,088	906	1,017
Provision for income taxes	352	291	413	320	379

Net income	$576	$474	$675	$586	$638

Operating margin	41%	38%	38%	35%	38%

Balance Sheet Data (at period end)
Cash and cash equivalents	$1,260	$963	$1,062	$915	$1,032
Total assets	23,579	21,183	21,836	19,513	17,126
Notes payable and long-term obligations	1,191	1,151	1,052	1,350	1,348
Stockholders’ equity	4,698	4,551	4,676	4,425	4,116

	Nine Months Ended June 30,		Fiscal Year Ended September 30,
	2014	2013	2013	2012	2011
	($ in millions)
Key Business Metrics
Total trades (in millions)	81.37	68.61	92.85	89.91	100.74
Average commissions and transaction fees per trade (1)	$ 12.51	$ 12.60	$ 12.61	$ 12.09	$ 12.18
Average order routing revenue per trade (2)	$2.78	$2.53	$2.54	$2.05	$1.84
Average client trades per day (3)	435,123	370,874	373,630	359,631	398,986
Activity rate – funded accounts (4)	7.1%	6.3%	6.3%	6.3%	7.2%
Average spread-based asset balances (5) (in billions)	$91.0	$82.2	$83.8	$74.3	$62.3
Net interest margin (6)	1.50%	1.53%	1.50%	1.69%	1.99%
Average insured deposit account balances (7) (in billions)	$72.7	$66.6	$68.0	$59.4	$48.5
Average interest-earning assets (8) (in billions)	$18.3	$15.5	$15.9	$14.9	$13.8
Average fee-based investment balances (9) (in billions)	$134.2	$109.6	$112.8	$86.1	$78.3
Funded accounts (end of period)	6,237,000	5,943,000	5,993,000	5,764,000	5,617,000
Client assets (10) (end of period, in billions)	$ 650.2	$ 523.5	$ 555.9	$ 472.3	$ 378.7
Net new assets (11) (in billions)	$ 40.0	$ 39.4	$ 49.5	$ 40.8	$ 41.5

(1)   Average commissions and transaction fees per trade excludes the TD Waterhouse UK business.

(2)   Average order routing revenue per trade is included in average commissions and transaction fees per trade.

(3)   Average client trades per day year-to-date through August 31, 2014 were approximately 427,000.

(4)   Activity rate is defined as average client trades per day during the period divided by the average number of funded accounts during the period. Year-to-date activity rate percentage through August 31, 2014 was 7.0%.

(5)   Spread-based assets consist of client and brokerage-related asset balances, including insured deposit account balances and interest-earning assets.

(6)	Net interest margin is a measure of the net yield earned on average spread-based assets.

(7)   TD Ameritrade is party to an Insured Deposit Account (“IDA”) agreement with TD Bank USA, N.A. (“TD Bank USA”), TD Bank, N.A. and The Toronto-Dominion Bank (“TD”). Under the IDA agreement, TD Bank USA and TD Bank, N.A. (together, the “Depository Institutions”) make available to clients of TD Ameritrade FDIC-insured money market deposit accounts as either designated sweep vehicles or as non-sweep deposit accounts. TD Ameritrade provides marketing, recordkeeping and support services for the Depository Institutions with respect to the money market deposit accounts. In exchange for providing these services, the Depository Institutions pay TD Ameritrade an aggregate marketing fee based on the yield earned on the client IDA assets, less the actual interest paid to clients, a servicing fee to the Depository Institutions and the cost of FDIC insurance premiums. Year-to-date average IDA balances through August 31, 2014 were $72.8 billion.

(8)   Interest-earning assets consist of client margin balances, segregated cash, deposits paid on securities borrowing and other cash and interest-earning investment balances. Year-to-date average interest-earning assets through August 31, 2014 were $18.5 billion.

(9)   Fee-based investment balances consist of client assets invested in money market mutual funds, other mutual funds and TD Ameritrade programs such as AdvisorDirect® and Amerivest,® on which we earn fee revenues. Fee revenues earned on these balances are included in investment product fees on our consolidated statements of income. Year-to-date average fee-based investment balances through August 31, 2014 were $135.9 billion.

(10) Total client assets as of August 31, 2014 were $665.5 billion.

(11) Net new assets consists of total client asset inflows, less total client asset outflows, excluding activity from business combinations. Client asset inflows include interest and dividend payments and exclude changes in client assets due to market fluctuations. Net new assets are measured based on the market value of the assets as of the date of the inflows and outflows.

Pro Forma Ratios of Earnings to Fixed Charges (1)

	Nine Months Ended June 30, 2014	Fiscal Year Ended September 30, 2013
Ratio of earnings to fixed charges (2)	20.5x	16.7x
Ratio of earnings to fixed charges, excluding brokerage interest expense (3)	22.8x	18.5x

(1)	This table shows our ratios of earnings to fixed charges for the fiscal year ended September 30, 2013 and for the nine months ended June 30, 2014, which have each been adjusted on a pro forma basis to give effect to the offer and sale of the notes offered hereby and the use of the net proceeds, together with cash on hand, to repay the $500 million aggregate principal amount of our 4.150% Senior Notes that mature on December 1, 2014, as if such events occurred at the beginning of each pro forma period presented. For more information on our ratio of earnings to fixed charges, please see “Ratio of Earnings to Fixed Charges” in the accompanying prospectus.

(2)	For purposes of calculating our ratio of earnings to fixed charges, “earnings” consist of earnings from continuing operations before income taxes plus fixed charges, less capitalized interest and undistributed earnings of an equity investee. “Fixed charges” consist of (i) interest on indebtedness, including amortization of capitalized debt issuance costs, (ii) brokerage interest expense, and (iii) the portion of rents representative of interest expense (which the Company estimates to be one-third of rental expense).

(3)	Because interest expense incurred in connection with brokerage activities is completely offset by brokerage interest revenue, the Company considers such interest to be a reduction of net revenues. Accordingly, the ratio of earnings to fixed charges, excluding brokerage interest expense, reflects the elimination of such interest expense from fixed charges.

RISK FACTORS

Your investment in the notes involves certain risks. You should consult with your own financial and legal advisors as to the risks involved in an investment in the notes and to determine whether the notes are a suitable investment for you. The notes may not be a suitable investment for you if you are unsophisticated about debt securities. Before investing in the notes, you should carefully consider, among other matters, the risk factors below and information set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013, and our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2013, March 31, 2014 and June 30, 2014, each of which is incorporated by reference into this prospectus supplement and accompanying prospectus, as the same may be updated from time to time by our filings with the SEC under the Exchange Act that we incorporate by reference herein. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Relating to the Notes

The notes will be effectively subordinated to all of the Company’s future secured debt, and to the existing and future debt and other obligations of our subsidiaries, including our broker-dealer subsidiaries, which generate substantially all of our revenues and net income and own substantially all of our assets.

The notes are not secured by any of the Company’s or its subsidiaries’ assets. As a result, the indebtedness represented by the notes will effectively be subordinated to any existing and future secured indebtedness we or they may incur (including the $68.5 million of indebtedness outstanding under the Loan Agreement (defined below)), to the extent of the value of the assets securing such indebtedness. The terms of the indenture permit us to incur secured debt, subject to certain limitations. In the event of any distribution or payment of the Company’s assets in any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding, any secured creditors would have a superior claim to their collateral.

The Company’s obligations in respect of the notes are not guaranteed by any of the Company’s subsidiaries, and as a result, the notes will be structurally subordinated to all existing and future obligations of the Company’s subsidiaries, which means that creditors of the Company’s subsidiaries will be paid from the assets of the Company’s subsidiaries before holders of the notes would have any claims to those assets. Indebtedness outstanding under the Company’s $300 million revolving credit agreement is guaranteed by TD Ameritrade Online Holdings Corp. (“TDAOH”). As of June 30, 2014, the principal amount of borrowings outstanding under that agreement was $150 million. In addition, the $68.5 million of indebtedness outstanding under the Company’s Loan Agreement is guaranteed by TDAOH and ThinkTech, Inc. In addition, unlike the notes offered hereby, the Company’s outstanding senior notes are unconditionally guaranteed by each of the Company’s current and future subsidiaries that is or becomes a borrower or a guarantor under the revolving credit agreement referred to above. Currently, the only subsidiary guarantor of the obligations under the senior notes is TDAOH. As of June 30, 2014, after giving effect to the repayment of the Company’s 4.150% Senior Notes due December 1, 2014 with the proceeds of this offering, together with cash on hand, there was $500 million aggregate principal amount of senior notes outstanding.

In addition, the indenture does not restrict the Company’s ability or the ability of our subsidiaries to incur other unsecured indebtedness. We may also incur secured debt, subject to certain limitations described under “Description of the Notes—Limitations on Liens” below. If the Company incurs any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon the Company’s insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. At June 30, 2014, our consolidated senior indebtedness totaled $1,191 million, none of which was secured. In addition, on September 15, 2014, the Company borrowed $68.5 million under the Loan Agreement, which indebtedness is secured by a lien on certain real estate of the Company.

Our ability to service debt, including the notes, is in large part dependent upon the results of operations of our subsidiaries.

TD Ameritrade Holding Corporation is a holding company. We conduct almost all of our operations through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries. In addition, our subsidiaries accounted for substantially all of our revenues and net income. Accordingly, our cash flow and our ability to service debt, including the notes, is in large part dependent upon the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us cash (whether in the form of dividends, loans or otherwise) to pay amounts due in respect of our obligations, to pay any amounts due on the notes or to make any funds available to pay such amounts. In addition, dividends, loans and other distributions from certain of our subsidiaries to us are subject to regulatory restrictions, including minimum net capital requirements, are contingent upon results of operations of such subsidiaries and are subject to various business considerations. Because we depend on the cash flow of our subsidiaries to meet our obligations, these types of restrictions may impair our ability to make scheduled interest and principal payments on the notes.

The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

We believe that the value of the notes in any secondary market will be affected by the supply and demand of the notes, the interest rate and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

United States Interest Rates.  We expect that the market value of the notes will be affected by changes in United States interest rates. In general, if United States interest rates increase, the market value of the notes may decrease. We cannot predict the future level of market interest rates.

Our Credit Rating, Financial Condition and Results of Operations.  We expect the notes will be rated by one or more nationally recognized statistical rating organizations. Any rating agency that rates the notes may lower our rating or decide not to rate the notes in its sole discretion. Actual or anticipated changes in our credit ratings, financial condition or results of operations may affect the market value of the notes. In general, if our credit rating is downgraded, the market value of the notes may decrease. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. No person is obligated to maintain any rating on the notes, and, accordingly, we cannot assure you that the ratings assigned to the notes will not be lowered or withdrawn by the assigning rating organization at any time thereafter.

We want you to understand that the impact of one of the factors above, such as an increase in United States interest rates, may offset some or all of any change in the market value of the notes attributable to another factor, such as an improvement in our credit rating.

You may not be able to sell your notes if an active trading market for the notes does not develop.

The notes constitute a new issue of securities, for which there is no existing trading market. In addition, we do not intend to apply to list the notes on any securities exchange or for quotation on any automated quotation system. We cannot provide you with any assurance regarding whether trading markets for the notes will develop, the ability of holders of the notes to sell their notes or the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. The underwriters, however, are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. If no active trading markets develop, you may be unable to resell the notes at any price or at their fair market value or at all.

In addition to our creditworthiness, many factors affect the trading markets for, and trading values of, your notes. These factors include:

•	the method of calculating the principal and interest in respect of your notes;

•	the time remaining to the maturity of your notes;

•	the outstanding amount of notes relative to your notes; and

•	the level, direction and volatility of market interest rates generally.

There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. You should not purchase any notes unless you understand and are able to bear the risk that the notes may not be readily saleable, that the value of the notes will fluctuate over time and that these fluctuations may be significant.

In addition, if your investment activities are subject to laws and regulations governing investments, you may not be able to invest in certain types of notes or your investment in them may be limited. You should review and consider any applicable restrictions before investing in the notes.

Our credit ratings may not reflect all risks of an investment in the notes.

The credit ratings assigned to the notes may not reflect the potential impact of all risks related to trading markets, if any, for, or trading value of, your notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market, if any, for, or trading value of, your notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of investing in the notes in light of your particular circumstances.

There are limited covenants in the indenture.

Neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior debt, under the indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the indenture from granting security interests over our assets, except to the extent described under “Description of the Notes—Limitations on Liens” in this prospectus supplement, or from paying dividends, making investments or issuing or repurchasing our securities.

In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of Debt Securities—Merger or Consolidation” included in the accompanying prospectus.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity, as described under “Description of the Notes—Optional Redemption” in this prospectus supplement. The Company may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

We may repurchase our stock, pay dividends and reduce cash reserves and stockholders’ equity that is available for repayment of the notes.

We have repurchased, and may continue to repurchase, our common stock in the open market or in privately negotiated transactions. In the future, we may purchase our common stock with cash or other of our assets. Any repurchases that we may make in the future may be significant, and any purchase would reduce cash and stockholders’ equity that is available to repay the notes. On October 20, 2011, our board of directors authorized the repurchase of up to 30 million shares of our common stock. During the third quarter of fiscal 2014, we repurchased approximately 2.9 million shares at a weighted average purchase price of $30.48 per share. From the inception of this stock repurchase authorization through June 30, 2014, we have repurchased approximately 8 million shares at a weighted average purchase price of $22.21 per share. As of June 30, 2014, we had approximately 22 million shares remaining on the stock repurchase authorization. In addition, we have paid a regular quarterly cash dividend each quarter beginning in fiscal year 2011, and from time to time we have paid special dividends. To the extent we use cash to pay dividends, we will have less cash to satisfy our obligation under the notes.

USE OF PROCEEDS

We expect to receive net proceeds, after deducting underwriting discount and estimated offering expenses, of approximately $495 million from this offering. We intend to use the net proceeds from the sale of the notes, together with cash on hand, to repay the $500 million aggregate principal amount of our 4.150% Senior Notes that mature on December 1, 2014.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization at June 30, 2014, on an actual basis and as adjusted basis to reflect the incurrence of $68.5 million of indebtedness under the Loan Agreement, the issuance of the notes offered hereby and the application of the net proceeds therefrom. See “Use of Proceeds.”

You should read the following table together with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 and our Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2014, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	June 30, 2014
	($ in millions)
	Actual	As Adjusted
Cash and cash equivalents	$1,260	$1,250

Notes payable and long-term debt (including current maturities):
Notes payable under Credit Agreement	$150	$150
4.150% Senior Notes due 2014	500	—
5.600% Senior Notes due 2019	500	500
Notes offered hereby	—	500
Secured Loan Agreement	—	69
Fair value hedges on Senior Notes	41	36

Total notes payable long-term debt	1,191	1,255
Total stockholders’ equity	4,698	4,698

Total capitalization	$5,889	$5,953

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

On June 11, 2014, the Company entered into a credit agreement consisting of a senior unsecured revolving credit facility in the aggregate principal amount of $300 million (the “Credit Agreement”). The Credit Agreement replaced the Company’s prior $300 million unsecured revolving credit facility, which was scheduled to expire on June 28, 2014. Indebtedness outstanding under the Credit Agreement is guaranteed by TDAOH. The maturity date of the Credit Agreement is June 11, 2019. As of June 30, 2014, the principal amount outstanding under the Credit Agreement was $150 million.

On June 11, 2014, TD Ameritrade Clearing, Inc. (“TDAC”), the Company’s clearing broker-dealer subsidiary, entered into a credit agreement consisting of a senior unsecured revolving credit facility in the aggregate principal amount of $300 million (the “TDAC Revolving Facility”). The TDAC Revolving Facility replaced TDAC’s prior $300 million unsecured revolving credit facility, which was scheduled to expire on June 28, 2014. The maturity date of the TDAC Revolving Facility is June 11, 2019. There were no borrowings outstanding under the TDAC Revolving Facility as of June 30, 2014.

For more information regarding these credit facilities, see Note 5 in our unaudited interim condensed consolidated financial statements incorporated by reference herein.

Secured Loan Agreement

On September 15, 2014, the Company entered into a loan agreement (the “Loan Agreement”) in the aggregate principal amount of $68.5 million, the proceeds of which were used to purchase real estate for use in the Company’s operations. The loan is secured by a lien against the purchased real estate and is guaranteed by certain subsidiaries of the Company. The principal amount of the loan plus accrued interest is due and payable in 20 consecutive quarterly installments, beginning January 1, 2015, with the last installment due on October 1, 2019.

Interest Rate Swaps

We have in the past and may in the future enter into interest rate swaps or similar transactions to convert all or a portion of our interest rate exposure from fixed to floating rates or otherwise manage our interest rate exposure. Any such interest rate swaps or similar transactions may effectively convert all or a portion of our fixed-rate debt to variable rate debt.

For more information regarding our existing interest rate swaps, see Note 5 in our unaudited interim condensed consolidated financial statements incorporated by reference herein.

DESCRIPTION OF THE NOTES

The notes will be issued by TD Ameritrade Holding Corporation under an indenture (the “indenture”) to be dated as of the issue date, as supplemented by a supplemental indenture to be entered into with respect to the notes (as so supplemented, the “indenture”), between TD Ameritrade Holding Corporation and U.S. Bank National Association, as trustee (the “trustee”). The indenture contains provisions which define your rights under the notes. In addition, the indenture covers the obligations of the Company under the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The accompanying prospectus provides a more complete description of the indenture. This summary is subject to and qualified in its entirety by reference to all of the provisions of the indenture, including definitions of certain terms used in the indenture, and the notes. The notes will be unsubordinated debt securities, as such term is understood in the accompanying prospectus. The following description of the notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the notes set forth under “Description of Debt Securities” included in the accompanying prospectus. In this “Description of the Notes,” “we,” “us,” “our,” “the Company” and similar words refer only to TD Ameritrade Holding Corporation and not to any of its subsidiaries.

The following description is meant to be only a summary of the provisions of the indenture that we consider material. It does not restate the terms of the indenture in their entirety. We have filed a copy of the form of base indenture as an exhibit to the registration statement of which this prospectus supplement forms a part. You may request copies of the indenture at our address set forth under the heading “Where You Can Find More Information.”

General

The notes will be our unsecured, unsubordinated obligations, and will rank equally in right of payment with all of our existing and future unsubordinated indebtedness. The notes will be effectively subordinated to any of our existing and future secured debt (including the $68.5 million of indebtedness outstanding under the Loan Agreement), to the extent of the value of the collateral securing such debt, and will be structurally subordinated to all existing and future obligations of our subsidiaries.

Indebtedness outstanding under the Credit Agreement is guaranteed by TDAOH. As of June 30, 2014, the principal amount of borrowings outstanding under the Credit Agreement was $150 million. At June 30, 2014, we had approximately $1,191 million of indebtedness outstanding on a consolidated basis (including $500 million aggregate principal amount of the Company’s 4.150% Senior Notes that mature on December 1, 2014), none of which was secured. In addition, the $68.5 million of indebtedness borrowed on September 15, 2014 outstanding under the Loan Agreement is guaranteed by TDAOH and ThinkTech, Inc.

In addition, unlike the notes offered hereby, our outstanding senior notes are unconditionally guaranteed by each of our current and future subsidiaries that is or becomes a borrower or a guarantor under the Credit Agreement. Currently, the only subsidiary guarantor of the obligations under the senior notes is TDAOH. As of June 30, 2014, after giving effect to the repayment of our 4.150% Senior Notes due December 1, 2014 with the proceeds of this offering, together with cash on hand, there was $500 million aggregate principal amount of senior notes outstanding.

The notes will be issued only in fully registered form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “—Book-Entry Delivery and Settlement,” the notes will not be issuable in certificated form.

Principal, Maturity and Interest

We will initially issue $500 million aggregate principal amount of the notes in this offering.

The indenture does not limit the amount of debt securities that we may issue under the indenture and provides that debt securities may be issued from time to time in one or more series. We may in the future from time to time, without notice to or consent of the holders of the notes, create and issue additional debt securities having the same terms and conditions as the notes offered by this prospectus supplement (other than the original issuance date and, in some cases, the public offering price, the initial interest accrual date and the initial interest payment date) and ranking equally and ratably with the notes offered hereby in all respects. If issued, any additional debt securities will become part of the same series as the notes offered by this prospectus supplement. No additional notes may be issued if any event of default has occurred and is continuing with respect to the notes.

The notes will mature on April 1, 2025. If the maturity date falls on a day that is not a business day, we will postpone the payment of principal and interest to the next succeeding business day, but the payment made on such date will be treated as being made on the date that the payment was first due and the holders of the notes will not be entitled to any further interest or other payments with respect to such postponement. When we use the term “business day,” we mean any day except a Saturday, a Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law or regulation to close.

The notes will accrue interest at a rate per year equal to 3.625%. Interest on the notes will accrue from the last interest payment date on which interest was paid or duly provided for, or, if no interest has been paid or duly provided for, from the date of their original issuance.

Interest on the notes will be payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2015, to the persons in whose names such notes are registered at the close of business on the preceding March 15 or September 15, as the case may be (whether or not a business day). Interest that we pay on the maturity date will be paid to the person to whom the principal will be payable.

The amount of interest payable on the notes will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any day on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of such delay), with the same force and effect as if made on such date.

No Sinking Fund

The notes will not be entitled to any sinking fund.

Optional Redemption

Prior to January 1, 2025 (three months prior to the maturity date of the notes), the notes will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the notes to be redeemed, and

(ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (exclusive of interest accrued and unpaid as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 25 basis points, plus, in each case, accrued and unpaid interest thereon to, but not including, the date of redemption.

On or after January 1, 2025 (three months prior to the maturity date of the notes), the notes will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

“Comparable Treasury Issue” means that United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term (as measured from the redemption date) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means a Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means each of (i) Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated or their respective affiliates that is a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, we will substitute therefor another Primary Treasury Dealer, and (ii) at least one other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed or sent electronically at least 30 days, but not more than 60 days, before the redemption date to each registered holder of notes to be redeemed, except that redemption notices may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Once notice of redemption is mailed or sent electronically, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but not including, the redemption date. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portion thereof called for redemption.

We are not required (i) to register, transfer or exchange notes during the period from the opening of business 15 days before the day a notice of redemption relating to the notes selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register, transfer or exchange any such note so selected for redemption, except for the unredeemed portion of any note being redeemed in part.

If less than all of the notes are to be redeemed at any time, and if the notes are global notes held by DTC, the applicable operational procedures of DTC for selection of notes for redemption will apply. If the notes are not global notes held by DTC, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption.

Limitations on Liens

As long as any of the notes are outstanding, we will not, and will not permit any of our Subsidiaries to, create, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, in each case on the voting securities of TDAOH, TDAC and TD Ameritrade, Inc., without securing the notes to the same extent. However, the indenture will permit liens on the voting stock of such Subsidiaries without securing the notes if the liens arise because of:

•	claims against us for taxes or assessments other governmental charges or levies that are not then due and delinquent, that we are contesting in good faith, or that are for less than $1 million;

•	litigation or legal proceedings that we are contesting in good faith or that involve claims against us for less than $1 million;

•	deposits to secure, or in place of, any surety, stay, appeal or customs bonds; or

•	any other reason if our Board of Directors determines that the lien will not materially detract from or interfere with the present value or control by us of the voting stock subject to the lien.

When a lien securing indebtedness for borrowed money that gave rise to this covenant’s requirement that the notes be secured to the same extent is released or terminated, as the case may be, by the holder or holders thereof, then the corresponding lien that secures the notes will be deemed automatically released or terminated, as the case may be, without further act or deed on the part of any Person.

Book-Entry Delivery and Settlement

Global Notes

We will issue the notes of each series in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal

Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

Upon the issuance of the global notes, DTC or its nominee will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the debt securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Ownership of beneficial interests in global notes will be shown on, and the transfer of ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.

So long as DTC, or its nominee, is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of that global note for all purposes under the indenture. Except as described below, owners of beneficial interests in a global note will not be entitled to have the notes represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC or its nominee for that registered global note and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. The laws of some states may require that some purchasers of notes take physical delivery of those securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

We will make payments due on any global note to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security is to immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. Payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

Neither we nor the trustee nor any other agent of ours or any agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes represented by a global note, DTC may request the exchange of each global note for definitive notes.

If DTC is at any time unwilling or unable to continue as depositary for the global notes or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the global notes that had been held by DTC. Any notes issued in definitive form in exchange for a global note will be registered in the name or names that DTC gives to the trustee or other relevant agent of us or trustee. It is expected that DTC’s instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the global notes that had been held by the depositary. In addition, we may at any time determine that the notes shall no longer be represented by a global note and will issue notes in definitive form in exchange for such global note pursuant to the procedure described above.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear

System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Trustee and Paying Agent

The trustee under the indenture is U.S. Bank National Association.

On the date of this prospectus supplement, the agent for the payment, transfer and exchange of the notes is U.S. Bank National Association, acting in this capacity, is referred to as the “paying agent.”

Governing Law

The indenture is, and any notes will be, governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) with respect to the purchase, ownership and disposition of the notes acquired in this offering, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and administrative rulings of the Internal Revenue Service (“IRS”) and judicial decisions, each as in effect as of the date hereof. These authorities are subject to differing interpretations and change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth herein.

This discussion applies only to beneficial owners that purchase notes in the initial offering at their original issue price (i.e., the first price at which a substantial amount of the notes is sold to purchasers (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash) and hold notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to holders that are subject to special rules under the U.S. federal income tax laws (including, for example, banks and other financial institutions, insurance companies, tax-exempt organizations, holders of notes that are pass-through entities or the investors in such pass-through entities, dealers in securities or foreign currency, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, traders in securities that elect a mark-to-market method of accounting, holders liable for the alternative minimum tax, “controlled foreign corporations”, “passive foreign investment companies”, certain former citizens or former long-term residents of the United States, and persons holding notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction or risk reduction transaction. This discussion does not address the tax consequences of the ownership and disposition of the notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and does not address any non-income tax considerations or any foreign, state or local tax consequences.

As used herein, a “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia, (c) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust validly elected to be treated as a U.S. person under applicable Treasury regulations. As used herein, a “Non-U.S. Holder” is a beneficial owner of notes, other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of notes that are partnerships or partners in such partnerships should consult their own tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of notes.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX AND OTHER FEDERAL TAX CONSEQUENCES TO THEM OF

PURCHASING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

The terms of the notes provide for payments by us in excess of stated interest or principal, or prior to their scheduled payment dates, under certain circumstances. The possibility of such payments may implicate special rules under Treasury regulations governing “contingent payment debt instruments.” According to those Treasury regulations, the possibility that certain payments in excess of stated interest or principal, or prior to their scheduled payment dates, will be made will not affect the amount of income a holder recognizes in advance of the payment of such excess or accelerated amounts, if there is only a remote chance as of the date the notes were issued that such payments will be made. We intend to take the position that the likelihood that such excess or accelerated amounts is remote within the meaning of the Treasury regulations. The remainder of this discussion assumes that this position will be respected. Our position that these contingencies are remote is binding on a holder unless such holder discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a holder might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield, which may be in excess of stated interest and treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note. In the event a contingency described above occurs, it would affect the amount, timing and character of the income or loss recognized by a holder.

U.S. Holders

Payments of Interest

Payments of stated interest on a Note will generally be taxable to U.S. Holders as ordinary interest income at the time such interest payments are accrued or received, depending on such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury regulations).

Sale or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the sum of all cash plus the fair market value of all other property received on such disposition (other than amounts properly attributable to accrued and unpaid interest, which, to the extent not previously included in income, will be treated as ordinary interest income), and (ii) such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in the Note will generally equal the amount such U.S. Holder paid for the Note. Any gain or loss recognized on the sale or other taxable disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, the U.S. Holder held the Note for a period of more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information reporting generally will apply to payments of principal and interest on the notes and payments of the proceeds from a sale or other disposition of the notes. U.S. federal backup withholding (currently at a rate of 28%) generally will apply to such payments if the U.S. Holder fails to provide a properly completed and executed IRS Form W-9 to the applicable withholding agent providing such U.S. Holder’s correct taxpayer identification number and complying with certain certification requirements, or otherwise establish an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.

Non-U.S. Holders

Payments of Interest

Subject to the discussion below regarding effectively connected income, backup withholding and FATCA, payments of interest on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption”, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In addition, for this portfolio interest exemption from U.S. federal withholding tax to apply, a Non-U.S. Holder must provide the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other appropriate documentation, as provided for in Treasury regulations, certifying that it is not a U.S. person. If the Non-U.S. Holder holds the notes through a financial institution or other agent acting on its behalf, such holder will be required to provide appropriate documentation to the agent. Such holder’s agent will then be required to provide such documentation to the applicable withholding agent.

Payments of interest made to a Non-U.S. Holder that do not satisfy the conditions described above and that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States will generally be subject to U.S. withholding tax at a rate of 30%, unless such Non-U.S. Holder is entitled to the benefits of an income tax treaty under which interest on the notes is exempt from or subject to a reduced rate of U.S. federal withholding tax, and a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, claiming the exemption from or reduction in withholding is furnished to the applicable withholding agent and any other applicable procedures are complied with. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Sale or Other Taxable Disposition of the Notes

Subject to the discussion below regarding backup withholding and FATCA, generally, any gain realized on the sale, exchange, redemption or other taxable disposition of a Note (other than amounts properly attributable to accrued and unpaid interest, to the extent not previously included in income, which generally will be treated as described under “—Non-U.S. Holders—Payments of Interest” or “—Non-U.S. Holders—Effectively Connected Income”) will be exempt from U.S. federal income and withholding tax, unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; or

•	such Non-U.S. Holder is an individual who is present in the United States for a period of 183 days or more during the taxable year of the disposition and certain other conditions are met.

See the discussion below under “—Non-U.S. Holders—Effectively Connected Income” if the gain derived from the disposition is described in the first bullet point above. If the Non-U.S. Holder is an individual described in the second bullet point above, the Non-U.S. Holder will be subject to U.S. federal income tax on the gain derived from the disposition at a 30% rate (or such lower rate as may be prescribed under an applicable income tax treaty), which gain may be offset by certain U.S.-source capital losses, if any, of the Non-U.S. Holder.

Effectively Connected Income

If interest or gain recognized on a Note is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States, then such interest or gain will be exempt from the U.S. federal withholding tax discussed above if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI, but such interest or gain generally will be subject to U.S. federal income tax on a net basis at regular graduated U.S. federal income tax rates. In addition to regular U.S. federal income tax, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, as adjusted for certain items, unless such Non-U.S. Holder qualifies for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to such payments. This information may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established pursuant to the provisions of a specific treaty or agreement with those tax authorities.

Payments of interest and proceeds of a sale or other disposition of the notes to a Non-U.S. Holder may be subject to U.S. federal backup withholding unless such Non-U.S. Holder provides the certification described above under either “—Non-U.S. Holders—Payments of Interest” or “—Non-U.S. Holders—Effectively Connected Income” or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability (if any), provided that the required information is furnished to the IRS in a timely manner.

FATCA

Under legislation enacted in 2010, referred to as FATCA, withholding tax at a rate of 30% generally applies to U.S.-source interest and, beginning after December 31, 2016, to gross proceeds from a disposition (including a sale or redemption), in each case, if paid to (i) “foreign financial institutions” (as defined for this purpose) unless such institutions are located in a jurisdiction that has entered into an intergovernmental agreement with the United States, or unless the institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or meets other exemptions , including where such foreign financial institution is not the ultimate beneficial owner of such amounts or (ii) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity (as defined for this purpose) or meets other exemptions. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution may under certain circumstances be eligible for a refund or credit of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, each of the underwriters named below has severally agreed to purchase from us the respective principal amount of notes set forth opposite its name below.

Underwriters	Principal Amount of Notes
Barclays Capital Inc.	$103,624,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	103,623,000
Wells Fargo Securities, LLC	103,623,000
J.P. Morgan Securities LLC	80,072,000
TD Securities (USA) LLC	80,072,000
U.S. Bancorp Investments, Inc.	14,493,000
Sandler O’Neill & Partners, L.P.	14,493,000

Total	$500,000,000

The underwriting agreement provides that the obligations of the several underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The underwriters are obligated to purchase and accept delivery of all of the notes if they purchase any of the notes.

The underwriters propose to offer the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain securities dealers at such prices less a concession not in excess of 0.400% per note. The underwriters may allow, and dealers may reallow, a concession not in excess of 0.250% per note to other dealers. After the initial offering of the notes, the public offering prices, concessions and other selling terms may be changed by the underwriters. The notes are offered subject to receipt and acceptance by the underwriters and to certain other conditions, including the right to reject orders in whole or in part.

We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $1.2 million.

We have agreed to indemnify the underwriters against certain liabilities under the Securities Act or to contribute to payments that the underwriters may be required to make in respect thereof.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected.

In connection with the offering of notes, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the joint book-running managers, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest

Certain of the underwriters or their affiliates may receive a portion of the net proceeds of this offering to the extent that they hold any of our 4.150% Senior Notes due 2014. In addition certain of the underwriters or their affiliates are agents and/or lenders under our Credit Agreement. Because we intend to use a portion of the proceeds of this offering to repay our 4.150% Senior Notes due 2014 upon maturity, certain of the underwriters or their affiliates may receive in excess of 5% of the net proceeds of this offering. Such payments constitute a “conflict of interest” under FINRA Rule 5121. Because the notes offered hereby are investment grade rated, no “qualified independent underwriter” is required to be appointed in connection with the offering. However, as required by FINRA Rule 5121, no sales of the notes offered hereby will be made by any affected underwriter to an account over which it exercises discretion without the prior specific written consent of the account holder.

TD Securities (USA) LLC is an affiliate of TD Ameritrade Holding Corporation. The distribution arrangements for this offering comply with the requirements of FINRA Rule 5121, regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, no FINRA member firm that has a conflict of interest under Rule 5121 may make sales in this offering to any discretionary account without the prior approval of the customer. Our affiliates, including TD Securities (USA) LLC and other affiliates may use this prospectus supplement and the attached prospectus in connection with offers and sales of the notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

Trustee Conflict of Interest

U.S. Bank National Association is the trustee under the indenture. U.S. Bancorp Investments, Inc., an affiliate of U.S. Bank National Association, is an underwriter in this offering of notes. Pursuant to the Trust Indenture Act of 1939, if an event of default were to occur with respect to the notes, U.S. Bank National Association would be deemed to have a conflicting interest, by virtue of being an affiliate of one of the underwriters. In that event, U.S. Bank National Association would be required to resign as trustee or eliminate the conflicting interest.

Other Relationships

TD Securities (USA) LLC is an indirect, wholly-owned subsidiary of TD. As a result of our acquisition of TD Waterhouse in 2006, TD became one of our affiliates, owning approximately 41% of our common stock as of June 30, 2014. Pursuant to the stockholders agreement among TD, the Company and certain other stockholders, TD has the right to designate five of twelve members to the Company’s board of directors. We transact business and have extensive relationships with TD and certain of its affiliates. A description of significant transactions with TD and its affiliates is set forth in “Note 12 — Related Party Transactions” to our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which is incorporated herein by reference.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) no offer of notes may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospective Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the company or the underwriters to publish a prospectus for such offer.

For the purposes of the above provisions, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

The validity of the notes and certain other matters will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Mayer Brown, Chicago, Illinois.

EXPERTS

The consolidated financial statements of TD Ameritrade appearing in TD Ameritrade’s Annual Report on Form 10-K for the year ended September 30, 2013, and the effectiveness of TD Ameritrade’s internal control over financial reporting as of September 30, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements, are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

PROSPECTUS

TD Ameritrade Holding Corporation

Debt Securities

Guarantees

We may offer senior debt securities and related guarantees by one or more of our subsidiaries from time to time in one or more series. We will provide specific terms of any offering of these debt securities and related guarantees, together with the terms of the offering, the public offering price and our net proceeds from the sale thereof, in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest.

We may sell these debt securities and related guarantees on a continuous or delayed basis through one or more agents, dealers or underwriters as designated from time to time, or directly to purchasers or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of debt securities and related guarantees. If any agents, dealers or underwriters are involved in the sale of any debt securities and related guarantees, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of debt securities and related guarantees will be the public offering price of those debt securities less the applicable discount, in the case of an offering made through an underwriter, or the purchase price of those debt securities less the applicable commission, in the case of an offering through an agent, and, in each case, less other expenses payable by us in connection with the issuance and distribution of those debt securities and related guarantees.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves risks. You should carefully consider the information referred to under the heading “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 29, 2014.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. This information, other than exhibits to documents that are not specifically incorporated by reference in this prospectus, is available to you without charge upon written or oral request to: TD Ameritrade Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska 68127, Attention: Investor Relations, (800) 237-8692.

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, or the “Securities Act.” Under the automatic shelf process, we may, over time, offer and sell the debt securities described in this prospectus or in any applicable prospectus supplement in one or more offerings. This prospectus only provides you with a general description of the debt securities we may offer. Each time we offer and sell debt securities, we will provide a prospectus supplement that contains specific information about the terms of those debt securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before you make any investment decision, you should read both this prospectus and any prospectus supplement, together with the documents incorporated and deemed to be incorporated by reference in this prospectus and the additional information described below under the heading “Where You Can Find More Information.”

Unless otherwise indicated, references to “we,” “us,” “our,” the “Company,” or “TD Ameritrade” mean TD Ameritrade Holding Corporation and its subsidiaries, and references to “fiscal” mean the Company’s fiscal year ended September 30.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated or deemed to be incorporated by reference herein or any free writing prospectus that we prepare and distribute. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus, the accompanying prospectus supplement or any such free writing prospectus.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, that the information contained herein is correct as of any time subsequent to its date, or that any information incorporated or deemed to be incorporated by reference herein is correct as of any time subsequent to its date.

The exhibits to our registration statement contain the full text of certain agreements and other important documents we have summarized in or incorporated by reference into this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the debt securities and related guarantees we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents we have already filed with the SEC (file numbers 001-35509 and 000-49992) and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, or the “Exchange Act” (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the SEC on November 26, 2012;

•	Current Reports on Form 8-K filed with the SEC on October 26, 2012, October 29, 2012 and November 20, 2012; and

•	Definitive Proxy Statement for the 2012 Annual Meeting of Stockholders filed with the SEC on January 5, 2012.

Our SEC filings are available free of charge through our Internet website at http://www.amtd.com as soon as reasonably practicable after we electronically file these materials with the SEC. You may access these SEC filings on our website. However, the information on our Internet site is not part of this prospectus or any accompanying prospectus supplement or other offering materials. You may also request a copy of our SEC filings at no cost, by writing or telephoning us at:

TD Ameritrade Holding Corporation

4211 South 102nd Street

Omaha, Nebraska 68127

Attention: Investor Relations

Telephone: (800) 237-8692

Our SEC filings are also available at the SEC’s website at http://www.sec.gov. You may also read and copy any documents that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference a number of forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions. In particular, forward-looking statements include, without limitation, our expectations regarding: the effect of client trading activity on our results of operations; the effect of changes in interest rates on our net interest spread; diluted earnings per share; average commissions and transaction fees per trade; amounts of commissions and transaction fees, asset-based revenues, net interest revenue, insured deposit account fees, investment product fees and other revenues; net interest margin; the average yield earned on insured deposit account assets; the effect of our migration of client cash balances into the insured deposit account offering; amounts of total operating expenses, advertising expense and other expenses; our effective income tax rate; our capital and liquidity needs and our plans to finance such needs; and our stock repurchase program. Our actual results could differ materially from those anticipated in such forward-looking statements. Important factors that may cause such differences include, but are not limited to: general economic and political conditions and other securities industry risks; fluctuations in interest rates; stock market fluctuations and changes in client trading activity; credit risk with clients and counterparties; increased competition; systems failures, delays and capacity constraints; network security risks; liquidity risk; new laws and regulations affecting our business; regulatory and legal matters and uncertainties and the other risks and uncertainties set forth under the caption “Item 1A — Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You should refer to the “Risk Factors” section of this prospectus and to the Company’s periodic and current reports filed with the SEC for specific risks which would cause actual results to be significantly different from those expressed or implied by these forward-looking statements. Any forward-looking statements speak only as of the date the statement is made and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by the federal securities laws. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements.

THE COMPANY

TD Ameritrade, a Delaware corporation, was established in 1971 as a local investment banking firm and began operations as a retail discount securities brokerage firm in 1975. TD Ameritrade is a leading provider of securities brokerage services and technology-based financial services to retail investors, traders and independent registered investment advisors. TD Ameritrade common stock is traded on the New York Stock Exchange under the symbol “AMTD.” Our principal executive offices are located at 4211 South 102nd Street, Omaha, Nebraska 68127, and our telephone number at that address is (402) 331-7856. Our website is located at http://www.amtd.com. Information on our website does not constitute part of this prospectus.

RISK FACTORS

An investment in our debt securities involves significant risks. Before purchasing any debt securities and the related guarantees, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended September 30, 2012, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, financial position, results of operations or liquidity could be adversely affected by any of these risks.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of debt securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested or applied to repay short-term debt prior to their stated use.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

	Nine Months Ended June 30, 2014	Fiscal Year Ended September 30,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges (1)	27.5x	21.9x	18.0x	19.5x	14.6x	16.4x
Ratio of earnings to fixed charges, excluding brokerage interest expense (2)	31.9x	25.1x	20.2x	21.3x	16.0x	20.6x

(1)	For purposes of calculating our ratio of earnings to fixed charges, “earnings” consist of earnings from continuing operations before income taxes plus fixed charges, less capitalized interest and undistributed earnings of an equity investee. “Fixed charges” consist of (i) interest on indebtedness, including amortization of capitalized debt issuance costs, (ii) brokerage interest expense, and (iii) the portion of rents representative of interest expense (which the Company estimates to be one-third of rental expense).
(2)	Because interest expense incurred in connection with brokerage activities is completely offset by brokerage interest revenue, the Company considers such interest to be a reduction of net revenues. Accordingly, the ratio of earnings to fixed charges, excluding brokerage interest expense, reflects the elimination of such interest expense from fixed charges.

DESCRIPTION OF DEBT SECURITIES

We will issue the senior debt securities in one or more series. Debt securities may be issued under an indenture between us and U.S. Bank National Association, as trustee (the “new indenture”) or under the indenture dated as of November 19, 2009 (the “existing indenture,” and, together with the new indenture, the “indenture”), among us, TD AMERITRADE Online Holdings Corp., a Delaware corporation and one of our wholly-owned subsidiaries, as guarantor, and The Bank of New York Mellon Trust Company, National Association. As used herein, the term “trustee” refers to the trustee under the applicable indenture. We have summarized below the material provisions of the indenture. Additionally, the indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended. However, because this summary is not complete, it is subject to and is qualified in its entirety by reference to the existing indenture or the form of the new indenture, in each case, which we have filed as an exhibit to the registration statement of which this prospectus forms a part. Definitions of certain terms used in this “Description of Debt Securities” may be found below under “— Certain Definitions.” In this “Description of Debt Securities,” “we,” “us,” “our,” “the Company” and similar words refer to TD Ameritrade Holding Corporation and not any of its subsidiaries.

General

The debt securities will be our general obligations and will rank on a parity with our other unsecured and unsubordinated indebtedness. The debt securities will be effectively subordinated to our senior secured indebtedness to the extent of the value of the collateral securing such indebtedness.

The debt securities may or may not be guaranteed. To the extent that any such debt securities are to be guaranteed, the terms of such guarantees will be set forth in the applicable prospectus supplement.

We may issue the debt securities in one or more series, as authorized from time to time by our Board of Directors, any committee of our Board of Directors or any duly authorized officer. The indenture does not limit our ability to incur additional indebtedness, nor does it afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving our Company. Reference is made to the applicable prospectus supplement for information with respect to any additions to, or modifications or deletions of, the events of default or covenants described below.

We will describe in a supplement to this prospectus the particular terms of any debt securities being offered, including whether such debt securities will be guaranteed, any modifications of or additions to the general terms of the debt securities and any U.S. Federal income tax considerations that may be applicable in the case of offered debt securities. Accordingly, you should read both the prospectus supplement relating to the particular debt securities being offered and the general description of debt securities set forth in this prospectus before investing.

The particular terms of a series of debt securities will be set forth in an officers’ certificate or supplemental indenture, and described in the applicable prospectus supplement. We urge you to read the indenture as supplemented by any officers’ certificate or supplemental indenture because the indenture, as supplemented, and not this section, defines your rights as a holder of the debt securities.

The applicable prospectus supplement will describe specific terms relating to the series of debt securities being offered. These terms will include some or all of the following:

•	the title of the series of debt securities;

•	the aggregate principal amount and authorized denominations (if other than $1,000 and integral multiples of $1,000);

•	the public offering price;

•	the original issue and stated maturity date or dates;

•	the interest rate or rates (which may be fixed or floating), if any, the method by which the rate or rates will be determined and the interest payment and regular record dates;

•	the manner and place of payment of principal and interest, if any;

•	if other than U.S. dollars, the currency or currencies in which payment of the public offering price and/or principal and interest, if any, may be made;

•	whether (and if so, when and at what price) we may be obligated to repurchase the debt securities;

•	whether (and if so, when and at what price) the debt securities can be redeemed by us or the holder;

•	under what circumstances, if any, we will pay additional amounts on the debt securities to non-U.S. holders in respect of taxes;

•	whether the debt securities will be issued in registered or bearer form (with or without coupons) and, if issued in the form of one or more global securities, the depositary for such securities;

•	where the debt securities can be exchanged or transferred;

•

whether the debt securities may be issued as original issue discount securities, and if so, the amount of discount and the portion of the principal amount payable upon declaration of acceleration of the maturity thereof;

•	whether (and if so, when and at what rate) the debt securities will be convertible into shares of our common stock;

•	whether there will be a sinking fund;

•	provisions, if any, for the defeasance or discharge of the debt securities;

•	any addition to, or modification or deletion of, any events of default or covenants contained in the indenture relating to the debt securities;

•	whether the debt securities will be guaranteed; and

•	any other terms of the series.

If we issue original issue discount securities, we will also describe in the applicable prospectus supplement the U.S. Federal income tax consequences and other special considerations applicable to those securities.

We are not required to issue all of the debt securities of a series at the same time, and debt securities of the same series may vary as to interest rate, maturity and other provisions. Unless otherwise provided in the applicable prospectus supplement, the aggregate principal amount of a series may be increased and additional debt securities of such series may be issued.

Denominations, Registration, Transfer and Exchange

Unless otherwise specified in the applicable prospectus supplement, the debt securities of any series will be issued only as registered securities, in global or certificated form and in denominations of $1,000 and any integral multiple thereof, and will be payable only in U.S. dollars. For more information regarding debt securities issued in global form, see “— Book-Entry, Delivery and Form” below. Unless otherwise indicated in the applicable prospectus supplement, any debt securities we issue in bearer form will have coupons attached.

Registered debt securities of any series will be exchangeable for other registered debt securities of the same series in the same aggregate principal amount and having the same stated maturity date and other terms and conditions. If so provided in the applicable prospectus supplement, to the extent permitted by law, debt securities of any series issued in bearer form which by their terms are registrable as to principal and interest may be exchanged, at the option of the holders, for registered debt securities of the same series in the same aggregate principal amount and having the same stated maturity date and other terms and conditions, upon surrender of those securities at the corporate trust office of the trustee or at any other office or agency designated by us for the purpose of making any such exchanges. Except in certain limited circumstances, debt securities issued in bearer form with coupons surrendered for exchange must be surrendered with all unmatured coupons and any matured coupons in default attached thereto.

Upon surrender for registration of transfer of any registered debt security of any series at the office or agency maintained for that purpose, we will execute, and the trustee will authenticate and deliver, in the name of the designated transferee, one or more new registered debt securities of the same series in the same aggregate principal amount of authorized denominations and having the same stated maturity date and other terms and conditions. We may not impose any service charge, other than any required tax or other governmental charge, on the transfer or exchange of debt securities.

We are not required (i) to issue, register the transfer of or exchange debt securities of any series during the period from the opening of business 15 days before the day a notice of redemption relating to debt securities of that series selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register the transfer of or exchange any debt security so selected for redemption, except for the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

If we issue a series of debt securities only in registered form, we will maintain in each place of payment for those debt securities an office or agency where the debt securities may be presented or surrendered for payment or for registration of transfer or exchange and where holders may serve us with notices and demands in respect of the debt securities and the indenture. We may also maintain an office or agency in a place of payment for that series of debt securities located outside the United States, where any registered debt securities of a series may be surrendered for registration of transfer or exchange and where holders may serve us with notices and demands in respect of the debt securities and the indenture.

We will give prompt written notice to the trustee of the location, and any change in the location, of such office or agency. If we fail to maintain any required office or agency or fail to furnish the trustee with the address of such office or agency, presentations, surrenders, notices and demands may be made or served at the corporate trust office of the trustee. We have appointed the trustee as our agent to receive all presentations, surrenders, notices and demands with respect to the applicable series of debt securities.

Restrictive Covenants

The prospectus supplement relating to a series of debt securities may describe restrictive covenants, if any, to which we may be bound under the applicable indenture.

Merger or Consolidation

Unless otherwise indicated in the applicable prospectus supplement, as long as any debt securities are outstanding, we may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

•

either (a) we are the survivor formed by or resulting from such consolidation or merger or (b) the surviving or successor entity is a corporation or limited liability company organized or existing under the laws of the United States, any State of the United States or the District of Columbia;

•

the surviving or successor entity (if other than the Company) or the person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes all the obligations of the Company under the debt securities and the indenture pursuant to a supplemental indenture reasonably satisfactory to the trustee;

•	immediately after completion of the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, has occurred and is continuing; and

•

the surviving or successor entity shall have delivered to the trustee an opinion of counsel stating that such transaction and any supplemental indenture entered into in connection with such transaction comply with the indenture provisions and that all conditions precedent in the indenture relating to such transaction have been complied with.

In addition, the Company may not, directly or indirectly, lease all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions, to another person. However, this restriction on mergers and consolidations shall not apply to:

•	a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

•	any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of assets between or among the Company and its Subsidiaries.

Reports by the Company

We will file with the trustee, within 15 days after we are required to file with the SEC, copies of the annual reports and of the information, documents, and other reports which we have so filed with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. Filing of any such annual report, information, documents and such other reports on the SEC’s EDGAR system (or any successor thereto) or any other publicly available database maintained by the SEC will be deemed to satisfy this requirement.

Events of Default

“Event of Default” means, with respect to a series of debt securities, any of the following events:

•	failure to pay interest on the debt securities of such series, which failure continues for a period of 30 days after payment is due;

•	failure to make any principal or premium payment on the debt securities of such series when due;

•

failure to comply with any covenant or other agreement in the indenture or any term in the debt securities for 60 days after we receive notice from the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding voting as a single class;

•

certain events of bankruptcy, insolvency or reorganization of our Company or any of our Subsidiaries that is a Significant Subsidiary or any group of our Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

•	any other event of default provided with respect to debt securities of such series pursuant to the indenture.

In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to the Company, any Subsidiary of the Company that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding debt securities of each series will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of a particular series may declare all the debt securities of such series to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding debt securities of a particular series may direct the trustee in its exercise of any trust or power with respect to that series. The trustee may withhold from holders of the debt securities of any series notice of any continuing default or event of default if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal, interest or premium, on such debt securities, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture with respect to any series of debt securities at the request or direction of any holders of such series of debt securities unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a debt security of a particular series may pursue any remedy with respect to the indenture or such series of debt securities unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding debt securities of such series have requested the trustee to pursue the remedy;

(3) such holders have offered security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding debt securities of such series have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding debt securities of a particular series by notice to the trustee may, on behalf of the holders of all of the debt securities of such series, rescind an acceleration or waive any existing default or event of default and its consequences under the indenture, except a continuing default or event of default in the payment of interest or premium on, or the principal of, the debt securities of such series.

We are required to deliver to the trustee annually a certificate regarding compliance with the indenture. Upon becoming aware of any default or event of default, we are required to deliver to the trustee a statement specifying such default or event of default.

Modification or Waiver

We and the trustee may at any time and from time to time, amend the indenture without the consent of the holders of outstanding debt securities for any of the following purposes:

•	to effect the assumption of our obligations under the indenture by a successor corporation;

•	to impose additional covenants and events of default or to add guarantees of any Person for the benefit of the holders of any series of debt securities;

•

to add or change any of the provisions of the indenture relating to the issuance or exchange of debt securities of any series in registered form, but only if such action does not adversely affect the interests of the holders of outstanding debt securities of such series or related coupons in any material respect;

•

to change or eliminate any of the provisions of the indenture, but only if the change or elimination becomes effective when there is no outstanding debt security of any series or related coupon which is entitled to the benefit of such provision and as to which such modification would apply;

•	to secure the debt securities;

•

to supplement any of the provisions of the indenture to permit or facilitate the defeasance and discharge of any series of debt securities, but only if such action does not adversely affect the interests of the holders of outstanding debt securities of any series or related coupons in any material respect;

•	to establish the form or terms of the debt securities and coupons, if any, of any series as permitted by the indenture;

•

to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture to facilitate the administration of the trusts by more than one trustee;

•

to cure any ambiguity, to correct or supplement any other provision therein, or to make any other provisions with respect to matters or questions arising under the indenture; provided that, such action pursuant to this clause shall not adversely affect the interests of the holders of outstanding debt securities of any series in any material respect;

•

to conform the text of the indenture, the debt securities or, if applicable, the guarantees to any provision of a description of such debt securities appearing in a prospectus or a prospectus supplement to which such debt securities were offered to the extent that such provision was intended to be a verbatim recitation of a provision of the indenture, the debt securities or the guarantees;

•	to allow any guarantor to execute a supplemental indenture and/or any guarantee with respect to the debt securities of a particular series; and

•	to comply with requirements of the SEC in order to effect or maintain the qualification of this indenture under the Trust Indenture Act of 1939.

In addition, we and may modify the indenture with the consent of the holders of not less than a majority in principal amount of each series of outstanding debt securities affected by such modification to add, change or eliminate any provision of, or to modify the rights of holders of debt securities of such series under, the indenture. But we may not take any of the following actions without the consent of each holder of outstanding debt securities affected thereby:

•

change the stated maturity of the principal of, or any installment of interest on, the debt securities of any series or related coupon, reduce the principal amount thereof, the interest thereon or any premium payable upon redemption thereof, change the currency or currencies in which the principal, premium or interest is denominated or payable;

•	reduce the amount of, or impair the right to institute suit for the enforcement of, any payment on the debt securities of any series following maturity thereof;

•	reduce the percentage in principal amount of outstanding debt securities of any series required for consent to any waiver of defaults or compliance with certain provisions of the indenture;

•	if applicable, release any guarantor from any of its obligations under its guarantee of the indenture, except in accordance with the term of the indenture; or

•

modify any provision of the indenture relating to modifications and waivers of defaults and covenants, except to increase any such percentage or to provide that certain other provisions cannot be modified or waived without the consent of each holder of outstanding debt securities affected thereby.

A modification with respect to one or more particular series of debt securities and related coupons, if any, will not affect the rights under the indenture of the holders of debt securities of any other series and related coupons, if any.

The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive any past default under the indenture with respect to the debt securities of such series, except a default (i) in the payment of principal of, premium, if any, or interest on such series or (ii) in respect of a covenant or provision which, as described above, cannot be modified or amended without the consent of each holder of debt securities of such series. Upon any such waiver, the default will cease to exist with respect to the debt securities of such series and any Event of Default arising therefrom will be deemed to have been cured for every purpose of the debt securities of such series under the indenture, but the waiver will not extend to any subsequent or other default or impair any right consequent thereon.

We may elect in any particular instance not to comply with certain covenants set forth in the indenture or the debt securities of any series if, before the time for such compliance, the holders of at least a majority in principal amount of the outstanding debt securities of such series either waive compliance in that instance or generally waive compliance with those provisions, but the waiver may not extend to or affect any term, provision or condition except to the extent expressly so waived, and, until the waiver becomes effective, our obligations and the duties of the trustee in respect of any such provision will remain in full force and effect.

Discharge, Legal Defeasance and Covenant Defeasance

We may be discharged from all of our obligations with respect to the outstanding debt securities of any series (except as otherwise provided in the indenture) when:

•

either (i) all the debt securities of such series and related coupons, if any, have been delivered to the trustee for cancellation, or (ii) all the debt securities of such series and related coupons, if any, not delivered to the trustee for cancellation:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice by the trustee;

•

and we, in the case of clause (ii), have irrevocably deposited or caused to be deposited with the trustee, in trust, an amount in U.S. dollars or the equivalent in U.S. government securities sufficient for payment of all principal of, premium, if any, and interest on those debt securities when due or to the date of deposit, as the case may be; provided, however, in the event a petition for relief under any applicable federal or state bankruptcy, insolvency or other similar law is filed with respect to our Company within 91 days after the deposit and the trustee is required to return the deposited money to us, our obligations under the indenture with respect to those debt securities will not be deemed terminated or discharged;

•	we have paid or caused to be paid all other sums payable by us under the indenture; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent relating to the satisfaction and discharge of the indenture with respect to such series of debt securities have been complied with.

We may elect (i) to be discharged from our obligations with respect to the outstanding debt securities of any series (except as otherwise specified in the indenture) or (ii) to be released from our obligation to comply with certain of the provisions of the indenture described above under “— Merger or Consolidation” with respect to the outstanding debt securities of any series (and, if so specified, any other obligation or restrictive covenant added for the benefit of the holders of such series of debt securities), in either case, if we satisfy each of the following conditions:

•

we deposit or cause to be deposited irrevocably with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of debt securities of such series money or the equivalent in U.S. government securities, or any combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, for payment of all principal of, premium, if any, and interest on the outstanding debt securities of such series when due;

•	such deposit does not cause the trustee with respect to the debt securities of such series to have a conflicting interest with respect to the debt securities of such series;

•	such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound;

•

on the date of such deposit, there is no continuing Event of Default with respect to the debt securities of such series or event (including such deposit) which, with notice or lapse of time or both, would become an Event of Default with respect to the debt securities of such series and, with respect to the option under clause (i) above only, no Event of Default with respect to such series under the provisions of the indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an Event of Default with respect to such series under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after such date; and

•

solely in the case of clause (i) above, we deliver to the trustee an opinion of counsel of recognized standing in respect of U.S. federal income tax matters or a ruling of the Internal Revenue Service to the effect that the holders of debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance or discharge.

Notwithstanding the foregoing, if we exercise our option under clause (ii) above and an Event of Default with respect to such series of debt securities under the provisions of the indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an Event of Default with respect to such series of debt securities under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after the date of such deposit, our obligation to comply with the provisions of the indenture described above under “— Merger or Consolidation” with respect to those debt securities will be reinstated.

The Trustee Under the Indenture

We may maintain ordinary banking relationships and, from time to time, obtain credit facilities and lines of credit with a number of banks, including any trustee under any of our indentures, or any affiliate or successor thereof.

Book-Entry, Delivery and Form

We may issue the debt securities of a series in whole or in part in global form that we will deposit with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. We will make payments of principal of, and premium, if any, and interest on debt securities represented by a global security to the trustee and then by the trustee to the depositary.

We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, and will be registered in the name of DTC’s nominee, and that the following provisions will apply to the depositary arrangements with respect to any global securities. We will describe additional or differing terms of the depositary arrangements in the prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the debt securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. The laws of some states may require that some purchasers of securities take physical delivery of those securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

We will make payments due on any debt securities represented by a global security to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security is to immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. Payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

Neither we nor the trustee nor any other agent of ours or any agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that DTC will take any action permitted to be taken by a holder of securities (including the presentation of securities for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global security are credited and only in respect of such portion of the aggregate principal amount of the securities as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the debt securities represented by a global security, DTC will exchange each global security for definitive securities, which it will distribute to its participants.

If the depositary for any of the debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the obligor within 90 days, we will issue debt securities in definitive form in exchange for the registered global security that had been held by the depositary. Any debt securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee or other relevant agent of the obligor or trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary. In addition, we may at any time determine that the debt securities of any series shall no longer be represented by a global security and will issue securities in definitive form in exchange for such global security pursuant to the procedure described above.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

The information in this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy or completeness. We assume no responsibility for the performance by DTC or its participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.

Certain Definitions

We have summarized below certain defined terms as used in the indenture. We refer you to the indenture for the full definition of these terms.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“GAAP” means, as to a particular Person, such accounting principles as, in the opinion of the independent public accountants regularly retained by such Person, conform at the time to accounting principles generally accepted in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

“Significant Subsidiary” means, at any time, any Subsidiary of the Company that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X, promulgated by the SEC pursuant to the Securities Act of 1933, as amended, as such regulation is in effect on the date of the indenture, determined based upon the Company’s most recent consolidated financial statements for the most recently completed fiscal year as set forth in the Company’s Annual Report on Form 10-K (or 10-K/A) filed with the SEC; provided that in the case of a Subsidiary formed or acquired after the date of the indenture, the determination of whether such Subsidiary is a Significant Subsidiary shall be made on a pro forma basis based on the Company’s most recent consolidated financial statements for the most recently completed fiscal quarter or fiscal year, as applicable, as set forth in the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K (or 10-K/A), as applicable, filed with the SEC.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

PLAN OF DISTRIBUTION

We may sell debt securities offered by this prospectus in and/or outside the United States:

•	through underwriters or dealers;

•	through agents; or

•	directly to purchasers.

We will describe in a prospectus supplement the particular terms of any offering of debt securities, including the following:

•	the names of any underwriters or agents;

•	the proceeds we will receive from the sale;

•	any discounts and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the applicable debt securities may be listed.

If we use underwriters in the sale, such underwriters will acquire the debt securities for their own account. The underwriters may resell the debt securities in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

The debt securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities of the series offered if any of the debt securities are purchased.

We may sell debt securities through agents or dealers designated by us. Any agent or dealer involved in the offer or sale of the debt securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent or dealer will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment and any dealer will purchase debt securities from us as principal and may resell those debt securities at varying prices to be determined by the dealer.

We also may sell debt securities directly. In this case, no underwriters or agents would be involved.

Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make, and to reimburse them for certain expenses.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

In order to facilitate the offering of the debt securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or other securities the prices of which may be used to determine payments on the securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of the securities or of such other securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

We may solicit offers to purchase debt securities directly from, and we may sell debt securities directly to, institutional investors or others. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

Some or all of the debt securities may be new issues of securities with no established trading market. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

The validity of the debt securities and certain other matters will be passed upon for us by Foley & Lardner LLP, Chicago, Illinois. Any underwriter, dealer or agent will be advised about other issues relating to any offering by its own legal counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of TD Ameritrade appearing in TD Ameritrade’s Annual Report on Form 10-K for the year ended September 30, 2012, and the effectiveness of TD Ameritrade’s internal control over financial reporting as of September 30, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements, are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

$500,000,000

TD Ameritrade Holding Corporation

3.625% Senior Notes due 2025

PROSPECTUS SUPPLEMENT

October 17, 2014

Joint Book-Running Managers

Barclays

BofA Merrill Lynch

Wells Fargo Securities

J.P. Morgan

TD Securities

US Bancorp

Co-Manager

Sandler O’Neill + Partners, L.P.